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Exhibit 10-15
                  ACTION BY UNANIMOUS WRITTEN CONSENT
                     OF THE BOARD OF DIRECTORS OF
                      FIRST MORTGAGE CORPORATION


     The undersigned, being all of the directors of First Mortgage Corporation, a California corporation, hereby approve the following resolution and consent to its adoption:

          RESOLVED, that the option grant date of the 1993 Stock Option Plan for Non-Employee Directors is hereby amended and extended to the last business day in July 1999.

     This written consent is executed pursuant to Section 307 of the General Corporation Law of the State of California and shall be filed in the minute book of the Company.

     Dated:  July 1, 1999




                                   Clement Ziroli




                                   Bruce G. Norman




                                   Pac W. Dong




                                   Harold Harrigian




                                   Robert E. Weiss